Exhibit 10.20

March 20, 2020

Tim Sullivan

Dear Tim:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your termination of employment with REV Group, Inc. (the “Company”), effective as of March 22, 2020 (the “Separation Date”), as follows:

1.Resignations. You hereby acknowledge your removal as a member of the board of directors of the Company (the “Board”) effective as of March 17, 2020 and your removal as Chief Executive Officer of the Company effective as of the Separation Date, and you hereby resign, effective as of the Separation Date, from any and all board, committee, officer, and other positions held at any Affiliate of the Company (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date. For purposes of this Agreement, “Affiliates” means, with respect to any person or entity, all persons and entities directly or indirectly controlling, controlled by or under common control with such person or entity, whether control may be by management authority, equity interest or otherwise.

2.Final Salary. You will receive, on the next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid.

3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and your Continuing Obligations:

(a)The Company will pay you your salary, at your final base rate of pay, for a period of thirty-six (36) months following the Separation Date; provided, however, that in the event the Company terminates your services during the Consulting Period for Cause, the payments contemplated by this Section 3(a) shall cease as of the date of such termination. Payments will be made in the form of salary continuation, and will begin on the next regular Company payday that is at least five (5) days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. For purposes of this Agreement, “Cause” has the meaning ascribed to such term in Section 2(g)(i)-(vi) of the Rev Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”). You acknowledge that this Agreement and the Restrictive Covenant Agreement (as defined below) each constitute a Service Provider Agreement (as defined in the Plan).

(b)With respect to the Company's previous grant to you of 463,160 restricted stock units (the “RS Us”) in respect of the Company's common stock under the Plan and evidenced by the Restricted Stock Unit Awards by and between you and the Company dated as of December 19, 2017 and January 8, 2019 (collectively, the “Award Agreements”), of which 142,945 were previously vested and delivered to you as of the Separation Date, the Company will cause all such RSUs that have not vested as of the Separation Date to remain outstanding and to continue to vest in accordance with the terms of the Plan and the Award Agreements for so long as you continue to provide services during the Consulting Period (as defined below). Notwithstanding the terms of the Plan and the A ward Agreements, all RSU s that remain outstanding as of a Change of Control (as defined in the Plan) shall become immediately vested in full and all restrictions shall lapse as of the Change of Control, provided you continue to provide consulting services through such Change of Control. All RSUs that remain unvested as of the End Date (or any earlier termination of your services during the Consulting Period ) will be terminated and forfeited for no consideration as of such date in accordance with the terms of the Plan and the Award Agreements. You acknowledge that you continue to be bound by the terms of the Shareholders Agreement by and among the Company and the Shareholders that are signatories thereto, as it may be amended and restated from time to time (the “Shareholders Agreement”) and the Registration Rights Agreement by and among the Company and the other signatories thereto, as it may be amended and restated from time to time (the “Registration Rights Agreement”), including, without limitation, those provisions of the Shareholders Agreement and the Registration Rights Agreement that place limitations on your ability to transfer Company Shares (as defined therein). For the avoidance of doubt, the Company's previous grant to you of restricted stock in respect of the Company's common stock under the Plan and evidenced by the Restricted Stock Award by and between you and the Company dated as of December 18, 2019 (the “2019 Award Agreement”) will, notwithstanding anything to the contrary contained in the Plan or the 2019 Award Agreement, be terminated and forfeited for no consideration as of the Separation Date.

4.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)All payments made by the Company under Sections 2 or 3 of this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, and Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company's group health plans under the federal law known as “COBRA” or similar applicable law (“COBRA”), your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.Consulting Period.

(a)Effective as of the Separation Date and continuing through January 8, 2023 (such date, the “End Date” and such period, the “Consulting Period”), you will provide such consulting services to the Company as may be reasonably requested of you from time to time by the Board or its designee. It is expected that you will devote not more than five (5) hours per month to the performance of your consulting services hereunder. You and the Company expressly agree that, in providing services to the Company during the Consulting Period, you will be an independent contractor and will not be an employee or agent of the Company or any of its Affiliates. During the Consulting Period, you agree to continue to comply with all Company policies and applicable laws concerning the use or disclosure of material nonpublic information with respect to the trading of securities of the Company.

(b)The Company may terminate your services for Cause at any time during the Consulting Period upon notice to you. Upon termination of your services during the Consulting Period, the Company shall have no further obligation to you with respect to such services.

7.Continuing Obligations, Confidentiality, Cooperation, and Non-Disparagement.

(a)Subject to Section 9(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Restrictive Covenant Agreement by and between you and the Company attached as Exhibit A hereto, the Shareholders Agreement, the Registration Rights Agreement and the Award Agreements (collectively, the “Continuing Obligations”). You further acknowledge and agree that, during the Consulting Period, you will continue to be bound by the Continuing Obligations, and any Confidential Information (as defined in the Restrictive Covenant Agreement) that you learn of or receive during the Consulting Period shall also be subject to the non-disclosure and non-removal obligations in Section 3 of the Restrictive Covenant Agreement. For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)During the course of your employment with the Company and your provision of services to the Company pursuant to Section 6 above, you have learned and will continue to learn of Confidential Information (as defined below) and you have developed and may continue to develop Confidential Information on behalf of the Company and its Affiliates. Subject to Section 9(b) of this Agreement, you agree that you will not use or disclose (except as required by applicable law or for the proper performance of your services to the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply while you are performing services during the Consulting Period and for the twenty-four (24)-month period immediately following the last date on which you perform such services; provided, however, that you will not, directly or indirectly, use or disclose any Confidential Information that constitutes a Trade Secret (as defined below) for as long as the information comprising such Trade Secret continues to be a Trade Secret. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a Trade Secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access Trade Secrets by unauthorized means. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. “Trade Secrets” means any and all information of the Company and its Affiliates, including without limitation a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)Subject to Section 9(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)You agree to provide truthful and accurate cooperation with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

(e)Subject to Section 9(b) of this Agreement, you agree that you will never disparage or criticize the Company or any of its officers, directors, or stockholders, or any of their respective Affiliates, or any of their businesses, management or products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees (i) that the members of the Board will not disparage or criticize you, (ii) that the Board will instruct the Company's Executive Officers as of the Separation Date not to disparage or criticize you, and (iii) that the Company will not disparage or criticize you in authorized corporate communications to third parties. Notwithstanding the foregoing, nothing herein shall prevent either you, the members of the Board, or any of the Company's employees or representatives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

8.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) in your possession or control related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates after the Separation Date, and you further agree that you will cooperate with the Company and its Affiliates to ensure the continued preservation of any such documents, materials or information in your possession or control that are subject to an ongoing litigation hold. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer network or system of the Company or any of its Affiliates. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

9.General Release and Waiver of Claims.

(a)In exchange for the severance benefits and consulting services relationship provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and stockholders, and all of their respective past, present and future directors, stockholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. The general release and waiver of claims set forth in Section 9(a) does not affect or impinge upon any right you may have to indemnification or advancement of defense costs pursuant to the Company's articles of incorporation, corporate bylaws, or other organizing documents or any indemnification agreement between you and the Company.

(c)This Agreement, including the general release and waiver of claims set forth in Section 9(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 7(c) above; and that you have not relied on any promtses or representations, express or implied, that are not set forth expressly in this Agreement.

10.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and your rights and obligations with respect to the RSUs and your Company Shares, which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and ofthe Continuing Obligations. Without limiting the provisions of the Plan and the Award Agreements, should you breach your obligations under this Agreement or the Continuing Obligations, all RSUs that (i) remain unvested as of the date of such breach or (ii) vested following the Separation Date will be terminated and forfeited for no consideration.

(d)All amounts payable under the Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be construed and administered accordingly. The payments made pursuant to this Agreement are also intended to be exempt from Section 409 A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-l(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-l(b)(4), and each amount to be paid or benefit to be provided to you pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A if you are a “specified employee” as defined in Section 409A as of the Separation Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following Separation Date (or the earliest date as is permitted under Section 409A). In no event shall the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(e)This is a Wisconsin contract and shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the State of Wisconsin in connection with any dispute arising out of this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it (but in no event shall you sign this Agreement prior to the Separation Date). You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,
REV GROUP, INC.

By:	/s/ Christopher M. Daniels
Name: Christopher M. Daniels
Title: Chief Human Resources Officer

Accepted and agreed:

Signature:	Tim Sullivan
Tim Sullivan

Date:	3/22/20